UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2005

Commission File Number: 0 - 30927

GARUDA CAPITAL CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	980209053
(state or other jurisdiction of	(I.R.S. Employer I.D. No.)
incorporation or organization)

502 – 1978 Vine Street, Vancouver, British Columbia, Canada V6K 4S14
(Address of principal executive offices)

(604) 737-0203
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a) Ho Property Agreement. On May 18, 2005, Garuda Minerals Inc. (“Garuda Minerals”), a wholly owned subsidiary of the registrant, Garuda Capital Corp. (the “Company”), entered into a binding letter of intent with Newhaven Resources Ltd. (“Newhaven”) and Aquarian Gold Corporation (“Aquarian”) and obtained an option to acquire a 65% interest in an exploration license in the form of an Environmental Permit for Mineral Exploration on an area of approximately 200 km2 located near the town of Ho, in the Volta region of Ghana (the “Ho Property”). Pursuant to the agreement, Garuda Minerals has until May 17, 2006 to spend $300,000 on direct or indirect exploration expenses in order to exercise its option on the Ho Property, and after exercise must spend a further $200,000 before Newhaven is required to contribute to expenses. Once Garuda exercises the option, Newhaven will retain a 25% interest and Aquarian will have a 10% interest in the Ho Property. Aquarian previously had the Ho Property under option, but has disclaimed any rights other than its right to a 10% interest. After Garuda Minerals has spent $500,000 on the exploration of the Ho Property, each of Newhaven, Aquarian and Garuda Minerals will be required to contribute towards expenses according to their respective percentage of ownership. Jurgen Wolf, a director of the Company, is also a director of Aquarian.

The Ho Property is accessible by the Akosombo-Ho road through Abutia. The area is interconnected with footpaths among settlements, villages and farms. Second class roads in the property are passable with the four-wheel drive vehicles. Previous work in the area has been a systematic geological mapping and prospecting by the Ghana Geological Survey Department in 1964 . The report indicated an average total percentage of Cr2O3 in the chromites as about 30. Garuda Minerals intends to begin spending money on geophysical surveys or soil sampling within the next 30 days.

(b) Prestia Property Agreement. On May 18, 2005, the Company’s wholly owned subsidiary, Garuda Gold Corporation (“Garuda Gold”), entered into an agreement with Newhaven and Aquarian whereby Garuda Gold obtained an option to acquire a 65% interest in the contract mining of an open pit property with an exposed vein system in a property in Prestia, Ghana (the “Prestia Property”). Newhaven’s interest consists of a contract for mining services with Robert Appiah and Group, whereby Newhaven has the right to receive 90% of the proceeds of the total value of any mined gold, in consideration for the provision of mining services which include project administration, exploration, sampling, documentation of existing mineral resources and other services related to mining operations on the Prestia Property (the “Interest”). The Interest includes any mining rights that Newhaven acquires in the areas surrounding the Prestia Property. The Prestia Property lies in the Western Province of Ghana. Garuda must spent $300,000 on mining operations on the Prestia Property prior to May 17, 2006 in order to exercise its option to acquire 65% of the Interest. If the option is exercised, Newhaven will retain 25% and Aquarian will have 10% of the interest, and each party will be required to contribute to ongoing expenses according to its percentage interest. Garuda Gold intends to begin assessing and surveying the Prestia Property within the next 60 days.

More information on both the Ho Property and the Prestia Property agreements is available in the press release dated May 24, 2005, and attached to this report as Exhibit 99.1.

(c) Prior Agreement with Newhaven. On May 6, 2005, the Company entered into an agreement with Newhaven, whereby Newhaven granted Garuda a right of first refusal to participate in any projects in Ghana in which Newhaven had an interest. Pursuant to the agreement, Newhaven also agreed to assist the Company in setting up a company as a subsidiary in Ghana, and agreed to provide serviced office accommodation for one year, and to supervise and manage the Company’s projects in Ghana for 12 months, including assisting it in establishing a field operation on the property in Ghana referred to as the Ho Property. In return, the Company agreed to pay Bruce Luckman, the Executive Director of Newhaven, a flat fee of 1,000,000 shares in the common stock of the Company, registered on Form S-8, valued at the market price at the date of the agreement, which was $0.12 per share, for a total value of $112,000.

Item 9.01 Financial Statements and Exhibits

Exhibit
Number	Description

10.1	Agreement between Garuda Minerals, Newhaven and Aquarian dated May 18, 2005
10.2	Agreement between Garuda Gold, Newhaven and Aquarian dated May 18, 2005
10.3	Agreement between the Company and Newhaven dated May 6, 2005
99.1	Press Release Issued by the Company on May 24, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARUDA CAPITAL CORP.

Date: May 24, 2005	By:	/s/ C. Robin Relph

C. Robin Relph, President, Chief
Executive Officer, Chief Financial Officer

Exhibit Index

Exhibit
Number	Description

10.1	Agreement between Garuda Minerals, Newhaven and Aquarian dated May 18, 2005
10.2	Agreement between Garuda Gold, Newhaven and Aquarian dated May 18, 2005
10.3	Agreement between the Company and Newhaven dated May 6, 2005
99.1	Press Release Issued by the Company on May 24, 2005